AGREEMENT OF LEASE

Landlord:         Xianyang Pianzhuan Group Corp. (Pianzhuan)
Tenant:           Xianyang Yongxin Electronics Co., Ltd. (Yongxin)

         This lease agreement between Xianyang Pianzhuan Group Corp. (Pianzhuan),70 West Weiyang Road, Xianyang, Shaanxi province and Xianyang Yongxin Electronics Co., Ltd. (Yongxin), based on mutual trust and mutual benefit. The content of this agreement is described below:

1. Pianzhuan agrees to rent the first and second floor of the manufacturing plant on the Building No. 2 with a size of 6,036 square meters to Yongxin for manufacturing purpose.

2. Yongxin agrees to pay RMB 848,743.10 for rent of next year, 15 days before year end.

3. Pianzhuan guarantees the plant facilities including electric power, water, heat and road condition according to the requirement of Yongxin.

4. Yongxin cannot alter the internal and external construction structure without the consent of Pianzhuan.

5. Yongxin should guarantee to maintain the building and facilities in good condition. Any repair, if necessary, should be consented by Pianzhuan.

6. The terms of the agreement is 5 years. The agreement is effective on the date of the signing by both parties.

7. The agreement is signed in Xianyang, Shaanxi province.

8. The agreement has two copies each held by each party.

9. Any dispute related to this Agreement will be negotiated by both parties based on mutual trust and good faith.

10. The agreement will be subjected to and in accordance with the Contract Law.

Xianyang-Yongxin Electronics Co., Ltd.     Xianyang Pianzhuan Group Corp.

By                                        By

April 20, 1995